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EXHIBIT 14

FEI COMPANY

CODE OF BUSINESS CONDUCT AND ETHICS

(as adopted by the Board of Directors on September 9, 2003)

I.     INTRODUCTION

        This Code of Business Conduct and Ethics (the "Code") is intended to help ensure compliance with legal requirements and our standards of business conduct. All officers, directors and employees of FEI Company (the "Company") are expected to read and understand this Code, uphold these standards in day-to-day activities, comply with all applicable policies and procedures and ensure that all agents, contractors and consultants are aware of, understand and adhere to these standards.

        Because the principles described in this Code are general in nature, you also should review all applicable Company policies and procedures for more specific instruction and contact the Human Resources Department or Legal Department if you have any questions.

        Nothing in this Code, in any Company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

        We are committed to continuously reviewing and updating our policies and procedures. This Code, therefore, is subject to modification. This Code supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent. Although reference is made herein to other policies and procedures of the Company, such references only are meant to provide more detailed information and do not serve to incorporate such policies and procedures into this Code.

        Please sign the acknowledgment form at the end of this Code and return the form to the Human Resources Department indicating that you have received, read, understand and agree to comply with the Code. Your signed acknowledgment form will be located in your personnel file.

        If you are unsure about whether something you intend is permitted under the Code, you should contact the Legal Department.

II.    COMPLIANCE IS EVERYONE'S BUSINESS

        Honest and ethical business conduct is critical to our business. As an officer, director and/or employee, your responsibility is to respect and adhere to these practices. Many of these practices reflect legal or regulatory requirements. Violations of these laws and regulations can create significant liability for you, the Company and its directors, officers and employees.

        Part of your job and/or ethical responsibility is to help enforce this Code throughout the Company and in our relationships with suppliers and customers. You should be alert to possible violations and report possible violations to the Human Resources Department or the Legal Department. You must cooperate in any internal or external investigations of possible violations. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited and can lead to disciplinary action, up to and including termination.

        Violations of law, this Code or other Company policies or procedures should be reported to the Human Resources Department or the Legal Department. Violations of law, this Code or other Company policies or procedures by Company employees can lead to disciplinary action, up to and including termination. You may report violations by contacting your immediate manager or if you prefer you may bring your concerns to any level of management, up to and including the Chief Executive Officer. You may report your concerns anonymously by calling the Company's Compliance Hotline at 1-866-574-6615 in the U.S. or 1-503-726-7777 internationally, by sending an anonymous letter to the Vice President of Human Resources or General Counsel, or by submitting an anonymous report through the web-based submission form available at the Ethics & Compliance area of the Legal Department section of the Company's intranet site.

        In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the Legal Department and the Human Resources Department, as appropriate.

III.  YOUR RESPONSIBILITIES TO THE COMPANY AND ITS SHAREHOLDERS

  A. General Standards of Conduct

        The Company expects all officers, directors, employees, agents, contractors and consultants to exercise good judgment to ensure the safety and welfare of officers, directors, employees, agents, contractors and consultants and to maintain a cooperative, morally upright, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our premises, at offsite locations where our business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company. Officers, directors, employees, agents, contractors or consultants who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination. You should review the Company's policies for more detailed information.

  B. Applicable Laws

        All Company officers, directors, employees, agents, contractors and consultants must comply with all applicable laws, regulations, rules and regulatory orders. Company employees located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to applicable local laws. If you have a question as to conflicts between local laws and applicable U.S. laws, contact the Company's General Counsel. Each officer, director, employee, agent, contractor and consultant must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from the Legal Department on specific Company policies and procedures. Violations of laws, regulations, rules and orders may subject the violator to individual criminal or civil liability, as well as to discipline by the Company. Such individual violations also may subject the Company to civil or criminal liability or the loss of business.

  C. Conflicts of Interest

        Each of us has a responsibility to the Company, our shareholders and each other to avoid any actual or apparent conflict of interest whenever possible. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. The Company recognizes that certain potential conflicts of interest may arise from time to time that may be unavoidable. For this reason, all potential conflicts of interest must be reported directly to the subject individual's supervisor and to the General Counsel for the appropriate review and approval.

        A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company, unless expressly approved by the Company. While it is difficult to exhaustively identify what constitutes a conflict of interest, set forth below are general examples of situations that could create a conflict of interest. Examples include:

          (i)    Employment/Outside Employment.    As an officer or employee, you are expected to devote your full attention to the business interests of the Company. You are prohibited from engaging in any activity that interferes with your performance or responsibilities to the Company or otherwise is in conflict with or prejudicial to the Company. Our policies prohibit any employee from accepting simultaneous employment with a Company supplier, customer, developer or competitor, or from taking part in any activity that enhances or supports a competitor's position. In addition, you must disclose to the Company any interest that you have that may conflict with the business of the Company. If you have any questions regarding this requirement, you should contact your supervisor or the Human Resources Department.

          (ii)    Outside Directorships.    It is a conflict of interest to serve as a director of any company that competes directly with the Company. Although you may serve as a director of a Company supplier, customer, developer, or other business partner, our policy requires that you first obtain approval from the Company's General Counsel before accepting any such directorship. Such approval may be conditioned upon the completion of specified actions. Any compensation you receive should be commensurate to your responsibilities.

          (iii)    Business Interests.    If you are considering investing in a Company customer, supplier, developer or competitor, you first must take great care to ensure that these investments do not compromise your responsibilities to the Company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment, your ability to influence the Company's decisions, your access to confidential information of the Company or of the other company and the nature of the relationship between the Company and the other company.

          (iv)    Related Parties.    As a general rule, you should avoid conducting Company business with a relative or significant other, or with a business in which you, a relative or significant other is associated in any significant role. Relatives include spouses, sisters, brothers, daughters, sons, mothers, fathers, grandparents, aunts, uncles, nieces, nephews, cousins, step relatives and in-laws. Significant others include persons living in a spousal (including same sex) or familial fashion with an employee.

        If such a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to the Company's General Counsel or Chief Financial Officer. You should do this by contacting the General Counsel or Chief Financial Officer directly. If appropriate or necessary, the Company's Audit Committee will review and approve in writing in advance such related party transactions. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to the related party.

        The Company discourages the employment of relatives and significant others in positions or assignments within the same department and prohibits the employment of such individuals in positions that have a financial dependence or influence (e.g., an auditing or control relationship or a supervisor/subordinate relationship). If a question arises about whether a relationship is covered by this policy, the Human Resources Department is responsible for determining whether an applicant's or transferee's acknowledged relationship is covered by this policy. Willful withholding of information regarding a prohibited relationship/reporting arrangement may be subject to corrective action, up to and including termination. If a prohibited relationship exists or develops between two employees, the employee in the senior position must inform his/her supervisor. The Company retains the prerogative to separate the individuals at the earliest possible time, either by reassignment or by termination, if necessary.

  D. Corporate Opportunities

        Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Company's Board of Directors, or an appropriate committee of the Board of Directors, and the Board of Directors or committee declines to pursue such opportunity.

  E. Protecting the Company's Confidential Information

        The Company's confidential information is a valuable asset. The Company's confidential information includes product architectures; source codes; product plans and road maps; names and lists of customers, dealers and employees; and financial information. This information is the property of the Company and may be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for Company business purposes only. Every officer, director, employee, agent, contractor or consultant must safeguard it. This responsibility includes not disclosing Company confidential information, such as information regarding the Company's products or business, over the Internet. This obligation extends to confidential information of third parties that the Company has rightfully received under nondisclosure agreements. See the Company's policy dealing with Handling Confidential Information of Others set forth in Section IV.C of this Code. Please also review our Trade Secret and Information Resources Protection and Systems Security Policy for more detailed information.

          (i)    Proprietary Information and Invention Agreement.    When you joined the Company, you signed an agreement to protect and hold confidential the Company's proprietary information. This agreement remains in effect for as long as you work for the Company and after you leave the Company. Under this agreement, you may not disclose the Company's confidential information to anyone or use it to benefit anyone other than the Company without the prior written consent of an authorized Company officer.

          (ii)    Disclosure of Company Confidential Information.    To further the Company's business, from time to time our confidential information may be disclosed to potential business partners. Such confidential information, however, never should be disclosed without carefully considering the potential benefits and risks of the disclosure and taking proper safeguards, such as a nondisclosure agreement. The Legal Department can provide nondisclosure agreements to fit the circumstance and can coordinate putting the agreements in place. If you have any questions about disclosure of confidential information please contact the Legal Department

          (iii)    Requests by Regulatory Authorities.    The Company and its officers, directors, employees, agents, contractors and consultants must cooperate with appropriate government inquiries and investigations. In this context, however, it also is important to protect the legal rights of the Company with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to the Legal Department. No financial information may be disclosed without the prior approval of the Chief Financial Officer.

          (iv)    Company Spokespeople.    Specific policies have been established regarding who may communicate information to the press and the financial analyst community. All inquiries or calls from the press and financial analysts should be referred to the Chief Financial Officer or the Investor Relations Department. The Company has designated its Chief Executive Officer, Chief Financial Officer and certain members of the Investor Relations Department as official Company spokespeople for financial matters. The Company has designated certain members of its Public Relations Department as official Company spokespeople for marketing, technical and other such information. These designees are the only people who should communicate with the press on behalf of the Company.

  F. Public Disclosure of Information

        Federal securities laws require the Company to disclose certain information in various reports that the Company must file with or submit to the Securities and Exchange Commission (the "SEC"). In addition, from time to time the Company makes other public communications, such as issuing press releases. In order to ensure that material information is presented to the public on a timely basis, the Company has created a Disclosure Committee, which is responsible for considering the materiality of information and determining the Company's disclosure obligations.

        The Company expects its Chief Executive Officer, Chief Financial Officer, all members of the Disclosure Committee and all employees who are involved in the preparation of SEC reports or other public documents to ensure that the information disclosed in those documents is full, fair, accurate, timely and understandable. Moreover, if you become aware of any material information that you believe should be disclosed to the public in the Company's reports filed with the SEC, it is your responsibility to bring such information to the attention of the General Counsel or any member of the Disclosure Committee. To the extent that you reasonably believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should report those concerns in accordance with the Company's Financial Information Integrity Policy.

  G. Obligations Under Securities Laws—"Insider" Trading

        Obligations under the U.S. securities laws apply to everyone. In the normal course of business, officers, directors, employees, agents, contractors and consultants of the Company may come into possession of significant, sensitive information. This information is the property of the Company—you have been entrusted with it. You may not profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit or for them to profit on your behalf. The purpose of this policy is both to inform you of your legal responsibilities and also to make clear to you that the misuse of sensitive information is contrary to Company policy and U.S. securities laws.

          (i)    Prohibition on Insider Trading.    Insider trading is a crime, penalized by fines of up to $5,000,000 and 20 years in jail for individuals. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders also must disgorge any profits made. Finally, insider traders may be subjected to civil liability in private lawsuits.

        Employers and other controlling persons (including supervisory personnel) also are at risk under U.S. securities laws. Controlling persons may, among other things, face penalties of the greater of $5,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading.

        Thus, it is important both to you and the Company that insider-trading violations do not occur. You should be aware that stock market surveillance techniques are becoming increasingly sophisticated, and the chance that U.S. federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small. No employees may trade within the first two business days after a material press release. You should contact the Chief Financial Officer or the Legal Department if you are unsure as to whether or not you are free to trade. You should review the Company's general Confidentiality and Stock Trading Policy for additional information on stock trading.

          (ii)    Restrictions on Company Insiders.    The Company has put in place additional safeguards to protect against insider trading by directors, executive officers and certain designated employees who, as a consequence of their position with the Company, are more likely to be exposed to material nonpublic information about the Company. This includes a trading blackout during which directors, executive officers and designated employees may not trade. For more details, and to determine if you are subject to the blackout periods, you should review the Company's Stock Trading Policy for Insiders.

        You may request copies of the Company's stock trading policies from the Legal Department.

  H. Use of Company's Assets

        Protecting the Company's assets is a key responsibility of every officer, director, employee, agent, contractor and consultant. Care should be taken to ensure that assets are not misappropriated, loaned to others or sold or donated, without appropriate authorization. All Company officers, directors, employees, agents, contractors and consultants are responsible for the proper use of Company assets and must take reasonable steps to safeguard such assets against loss, damage, misuse or theft.

  I. Foreign Corrupt Practices Act

        The Company requires full compliance with the Foreign Corrupt Practices Act (the "FCPA") by all of its officers, directors, employees, agents, contractors and consultants.

        The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay or authorization to pay any money, gift or anything of value to any foreign official or any foreign political party, candidate or official, for the purpose of influencing any act or failure to act, in the official capacity of that foreign official or party or inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone or direct business to anyone.

        All Company officers, directors, employees, agents, contractors and consultants, whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance. All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of the Company. Please review our International Trade Policy for more detailed information.

  J. Export Controls

        A number of countries maintain controls on the destinations to which products or software may be exported. Some of the strictest export controls are maintained by the United States against countries that the U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to exports from the United States and to exports of products from other countries, when those products contain U.S.-origin components or technology. Software created in the United States is subject to these regulations even if duplicated and packaged abroad. In some circumstances, an oral presentation containing technical data made to foreign nationals in the United States may constitute a controlled export. Our shipping groups in the Manufacturing Departments at various sites can provide you with guidance on which countries are prohibited destinations for Company products or whether a proposed technical presentation to foreign nationals is subject to export controls. Please review our International Trade Policy for more detailed information.

IV.    RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS

  A. Customer Relationships

        If your position puts you in contact with any Company customers or potential customers, it is critical for you to remember that you represent the Company to the people with whom you are dealing. Act in a manner that creates value for our customers and helps to build a relationship based upon trust. The Company and its employees have provided products and services for many years and have built up significant goodwill over that time. This goodwill is one of our most important assets and the

Company officers, directors, employees, agents, contractors and consultants must act to preserve and enhance our reputation.

  B. Payments or Gifts from Others

        Under no circumstances may officers, directors, employees, agents, contractors or consultants accept any offer, payment, promise to pay or authorization to pay any money, gift or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud or opportunity for the commission of any fraud. Infrequent business meals, celebratory events and entertainment (provided that they are not excessive or create an appearance of impropriety) do not violate this policy nor does receipt of gifts having a fair market value of less than $25. Questions regarding whether a particular payment or gift violates this policy are to be directed to Human Resources or the Legal Department.

  C. Handling the Confidential Information of Others

        The Company has many kinds of business relationships with many companies and individuals. Sometimes companies or individuals will volunteer confidential information about their products or business plans to induce the Company to enter into a business relationship. At other times, we may request that a third party provide confidential information to permit the Company to evaluate a potential business relationship with that party. Whatever the situation, we must take special care to handle the confidential information of others responsibly. We handle such confidential information in accordance with our agreements with such third parties.

          (i)    Appropriate Nondisclosure Agreements.    Confidential information may take many forms. An oral presentation about a company's product development plans may contain protected trade secrets. A customer list or employee list may be a protected trade secret. A demo of an alpha version of a company's new software may contain information protected by trade secret and copyright laws.

        You never should accept information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information. The Legal Department can provide nondisclosure agreements to fit any particular situation and will coordinate putting such agreements in place. Even after a nondisclosure agreement is in place, you only should accept the information necessary to accomplish the purpose of receiving it, such as a decision regarding whether to proceed in negotiating a deal. If more detailed or extensive confidential information is offered and it is not necessary for your immediate purposes, it should be refused.

          (ii)    Need-to-Know.    Once a third party's confidential information has been disclosed to the Company, we have an obligation to abide by the terms of the relevant nondisclosure agreement, limit its use to the specific purpose for which it was disclosed and disseminate it only to other Company employees with a need to know the information. Every officer, director, employee, agent, contractor and consultant involved in a potential business relationship with a third party must understand and observe the restrictions on the use and handling of confidential information. When in doubt, consult the Legal Department.

          (iii)    Competitive Information.    You never should attempt to obtain a competitor's confidential information by improper means, and you should especially never contact a competitor regarding their confidential information. While the Company may, and does, employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers.

  D. Selecting Suppliers

        The Company's suppliers make significant contributions to our success. To create an environment where our suppliers have an incentive to work with the Company, they must be confident that they will be treated lawfully and in an ethical manner. The Company's policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Company's policy is to select significant suppliers or enter into significant supplier agreements through a competitive bid process where possible and appropriate.

  E. Government Relations

        It is the Company's policy to fully comply with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct. This policy includes strict compliance with all local, state, federal, foreign and other applicable laws, rules and regulations. If you have any questions concerning government relations you should contact the Legal Department.

  F. Government Contracts

        It is the Company's policy to fully comply with all applicable laws and regulations that apply to government contracting. It also is necessary to adhere to all terms and conditions of any contract with local, state, federal, foreign or other applicable governments. The Legal Department must review and approve all contracts with any government entity.

  G. Free and Fair Competition

        Most countries have well-developed bodies of law designed to encourage and protect free and fair competition. The Company is committed to obeying both the letter and spirit of these laws. The consequences of not doing so can be severe.

        These laws often regulate the Company's relationships with its distributors, resellers, dealers and customers. Competition laws generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, product bundling, restrictions on carrying competing products, termination and many other practices.

        Competition laws also govern, usually quite strictly, relationships between the Company and its competitors. Although the spirit of these laws, known as "antitrust," "competition" or "consumer protection" or unfair competition laws, is straightforward, their application to particular situations can be quite complex. To ensure that the Company fully complies with these laws, each of us should have a basic knowledge of them and should involve the Legal Department early on when questionable situations arise. Please review our Antitrust Compliance Policy for more detailed information.

V. WAIVERS

        Any waiver of any provision of this Code for a member of the Company's Board of Directors or an executive officer must be approved in writing by the Company's Board of Directors, or as otherwise permissible by applicable rules and regulations, and disclosed in the Company's public filings in accordance with the rules of the SEC and the Nasdaq National Market. Any waiver of any provision of this Code with respect to any other officer, employee, agent, contractor or consultant must be approved in writing by the Company's General Counsel.

VI.   DISCIPLINARY ACTIONS

        The matters covered in this Code are of the utmost importance to the Company, its shareholders and its business partners, and are essential to the Company's ability to conduct its business in accordance with its stated values. We expect all of our officers, directors, employees, agents, contractors and consultants to adhere to these rules in carrying out their duties for the Company.

        The Company will take appropriate action against any officer, director, employee, agent, contractor or consultant whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include immediate termination of employment or business relationship at the Company's sole discretion. If the Company has suffered a loss, then it may pursue its remedies against the individuals or entities responsible. If laws have been violated, then the Company will fully cooperate with the appropriate authorities. You should review the Company's policies and procedures for more detailed information.

VII. ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

        I have received and read the Company's Code of Business Conduct and Ethics. I understand the standards and policies contained in the Company Code of Business Conduct and Ethics and understand that there may be additional policies or laws specific to my position. I further agree to comply with the Company Code of Business Conduct and Ethics.

        If I have questions concerning the meaning or application of the Company Code of Business Conduct and Ethics, any Company policies or the legal and regulatory requirements applicable to my position, I know I can consult my manager, the Human Resources Department or the Legal Department and that my questions or reports to these sources will be maintained in confidence.

Employee Name
Signature
Date

Please sign and return this form to the Human Resources Department.

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  EXHIBIT 14
FEI COMPANY CODE OF BUSINESS CONDUCT AND ETHICS (as adopted by the Board of Directors on September 9, 2003)